EX-FILING FEES

Calculation of Filing Fee Tables

Form 424B5
(Form Type)

Realty Income Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.875% Notes due 2030	457(r)	$598,785,000(1)	99.4210%	$595,318,034.85	0.0001102	$65,604.05				N/A
Fees to Be Paid	Debt	5.125% Notes due 2034	457(r)	$598,785,000(2)	99.5060%	$595,827,002.10	0.0001102	$65,660.14				N/A
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$1,191,145,036.95		$131,264.19
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$131,264.19

(1)	€550,000,000 aggregate principal amount of the 4.875% Notes due 2030 will be issued. The Amount to be Registered and the Proposed Maximum Aggregate Offering Price are based on the June 23, 2023 Euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0887, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.

(2)	€550,000,000 aggregate principal amount of the 5.125% Notes due 2034 will be issued. The Amount to be Registered and the Proposed Maximum Aggregate Offering Price are based on the June 23, 2023 Euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0887, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.

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